                                                                  EXHIBIT 10.6


                        [This Agreement will be assumed
                        by First National Bankshares of
                        Florida, Inc. in connection with
                               the distribution.]


                  EXECUTIVE EMPLOYMENT AND SEVERANCE AGREEMENT

         THIS AGREEMENT is made on the 13th day of June, 2001 between F.N.B. CORPORATION (the "Corporation"), a Florida corporation with its Florida office at 2150 Goodlette Road North, Box 502, Naples, FL, and GARY L. TICE (the "Executive"), residing at 559 15th Avenue South, Naples, Florida.

         WHEREAS, the Corporation desires to employ the Executive as its Chief Executive Officer under the terms and conditions set forth herein; and

         WHEREAS, the Executive desires to serve the Corporation in an executive capacity under the terms and conditions set forth in this Agreement;

         NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and intending to be legally bound hereby, the parties agree as follows:

         1. TERM OF EMPLOYMENT. The Corporation employs the Executive and the Executive accepts employment with the Corporation for a five year period beginning June 13, 2001. The term of this Agreement will automatically renew each anniversary date unless written notice is provided as stipulated under
Section 9, Subsection (d), Termination. (For example, the initial contract period is June 13, 2001 through June 12, 2006. On June 13, 2002, the term of this Agreement extends to June 12, 2007, unless the parties provide written notice of their intent not to renew the agreement term, as stipulated in Section 9, Subsection (d).)

         This agreement will continue to automatically renew itself each year until June 12, 2007, at which point the agreement will begin to expire over the remaining term concluding June 12, 2012.

         2. POSITION AND DUTIES. The Executive shall serve as the Chief Executive Officer of the Corporation reporting only to the Board of Directors of the Corporation, and shall have supervision and control over, and responsibility for, the general management and operation of the Corporation, and shall have such other powers and duties as may from time to time be prescribed by the Board of Directors of the Corporation, provided that such duties are consistent with the Executive's position as the Chief Executive Officer in charge of the general management of the Corporation.

         Further, the Corporation will have the Executive stand for election by shareholders to its Board of Directors.

         3. ENGAGEMENT IN OTHER EMPLOYMENT. The Executive shall devote substantially all his working time, ability and attention to the business of the Corporation during the term of this Agreement. The Executive shall notify the Board of Directors of the Corporation in writing before the Executive engages in any other business or commercial activities, duties or pursuits, including, but not limited to, directorships of other companies. Under no circumstances may the Executive engage in any business or commercial activities, duties or pursuits which compete with the business or commercial activities of the Corporation, nor may the Executive serve as a director or officer or in any other capacity in a company which competes with the Corporation.

         4.       COMPENSATION.

         (a) Annual Direct Salary. As compensation for services rendered the Corporation under this Agreement, the Executive shall be entitled to receive from the Corporation an annual direct


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salary of not less than $460,000 per year, (the "Annual Direct Salary") payable in substantially equal monthly installments (or such other more frequent intervals as may be determined by the Board of Directors of the Corporation as payroll policy for senior executive officers) prorated for any partial employment period. The Annual Direct Salary shall be reviewed by the Board of Directors on each anniversary of this Agreement and shall be adjusted in accordance with the prevailing market value of the position and the current pay increase practice of the Corporation.

         In no event shall the Annual Direct Salary be decreased without the expressed written consent of the Executive.

         (b) Incentive Compensation. The Board of Directors shall establish an incentive compensation opportunity for the Executive under the Corporation's Executive Incentive Compensation Plan (EICP) for its' management personnel and other key contributors. The EICP shall provide an incentive pay opportunity consistent with the practices of similar organizations in rewarding their senior executives. The incentive award will be paid to the Executive within ninety (90) days following the end of the fiscal year if the financial and business goals of the Corporation are met for that year. As part of the EICP, the Executive may receive payment of less than the full yearly bonus in the event some but not all of the financial and business goals of the Corporation are met for the year in question. If performance exceeds the agreed upon goals for the fiscal year, the Executive will receive payment in an amount greater than defined for meeting goals.

         In addition to the annual incentive compensation opportunity under the EICP, the Executive will be eligible to participate in any other incentive plans, including stock option, stock bonus, cash, profit-sharing or similar plans, which the Corporation may make available to other F.N.B. Corporation executives.

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         5. FRINGE BENEFITS, VACATION TIME, EXPENSES, AND PERQUISITES.

         (a) Employee Benefit Plans. The Executive shall be entitled to participate in or receive benefits under all Corporate employment benefit plans, including, but not limited to any pension, profit-sharing plan, savings plan, medical or health-and-accident plan or arrangement made available by the Corporation to its executives and key management employees, subject to and on a basis consistent with terms, conditions and overall administration of such plans and arrangements. The Executive shall also be entitled to the following benefits, at minimum:

                  (i) Long-term Disability Income Protection. In the event the Executive becomes disabled, the Corporation will continue to compensate the Executive at a rate equal to 70% of the Executive's salary at the time of the disability and most recent bonus received prior to the disability for the duration of the disability period or age 65, whichever occurs first. The corporation may choose to secure insurance policies for this obligation and the Executive will submit to any examinations required to secure such insurance coverage.

                  (ii) Executive Retirement Income Plan. The Executive shall be entitled to continue participation in the F.N.B. Corporation Basic Retirement Plan (the "BRP"). The Executive's "Target Benefit Percentage" under the BRP shall be 70%, if the Executive terminates employment prior to attainment of age 62, 73.5% at age 63, 77% at age 64 and 80% at age 65. In recognition of the fact that the Executive does not participate in a "Primary Qualified Plan," as defined in the BRP, the following definitions shall apply to the Executive with respect to his participation in the BRP and shall be incorporated as part of the
BRP:

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                           (A) "Early Retirement Date" is the date on which the
Participant attains age 55 and has completed 10 years of service with the Corporation, including all service with Southwest Banks, Inc. prior to its acquisition by the Corporation.

                           (B) "Normal Retirement Date" is the date on which the
Participant attains age 62.

                  Further, the BRP shall not provide for the offset of any benefit payable to the Executive thereunder by the value of any split-dollar or other life insurance policy on the life of the Executive which policy was purchased or paid for by the Corporation.

                  Should the Executive's employment be terminated, other than for Cause, as defined infra, by the Corporation during the term of this Agreement, the Executive's benefit under the BRP shall be calculated as if the Executive remained employed by the Corporation until the expiration of the term of this Agreement.

                  (iii) Life Insurance. The Corporation shall maintain and continue to fund annually for the Executive split-dollar life insurance policy number 13614637 issued by Northwestern Mutual Life Insurance Company with a death benefit equal $2,610,000. The Executive, or a valid trust established by the Executive, will own the policy and the Executive will be liable for income taxes due annually on the reported income resulting from the Corporation's payment of annual premiums. The Corporation shall pay premiums for the policy until the Executive's attainment of age 62. The Corporation maintains an ownership interest in the policy equal to the amount of accumulated premiums paid by the Corporation, plus corporate death benefits, if any, which ownership interest will be secured by a collateral assignment of the policy filed with the insurer.

                  In the event of a Change of Control or permanent disability resulting in the termination of the Executive's employment with the Corporation, the Corporation or its

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

successor shall, as soon as administratively feasible after the Change of Control or permanent disability, establish a Rabbi Trust to which the Corporation or its successor shall contribute a lump sum amount sufficient to fund premiums on the policy until the Executive attains the age of 62.

         (b) Vacation Time Allowances. The Executive shall be entitled to the number of paid vacation days in each calendar year determined by the Corporation from time to time for its senior executive officers, but not less than four (4) weeks in any calendar year (prorated in any calendar year during which the Executive is employed hereunder for less than the entire such year in accordance with the number of days in such calendar year during which he is so employed). The Executive shall also be entitled to all paid holidays given by the Corporation to its senior executive officers.

         (c) Business Expense Reimbursement. During the term of his employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures established by the Board of Directors of the Corporation for its senior executive officers) in performing services hereunder, provided that the Executive properly accounts therefore in accordance with Corporate policy.

         (d) Use of Corporation-provided Automobile. During the term of employment hereunder, the Corporation will purchase or lease an appropriate luxury vehicle agreeable to the Executive for the Executive's use in business and personal travel. The Corporation will secure appropriate liability insurance on the vehicle and pay all normal and reasonable operating expenses associated with the use of the vehicle.

         The Executive will report personal use of the vehicle each year in compliance with Internal Revenue Service requirements and will be liable for personal use costs, which will be grossed up for all appropriate taxes.

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         (e) Additionally, the Executive shall be entitled to receive such other perquisites, e.g. club memberships, including initiation and equity fees
(grossed up for all appropriate taxes) and fringe benefits as the Board of Directors of the Corporation deems appropriate in its sole direction.

         (f) Nothing paid to the Executive under any benefit plan or arrangement shall be deemed to be in lieu of compensation to the Executive hereunder.

         6. INDEMNIFICATION. The Corporation shall indemnify the Executive, to the fullest extent permitted by Florida law, with respect to any threatened, pending or completed action, suit or proceeding, brought against him by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another person or entity. To the fullest extent permitted by Florida law, the Corporation shall in advance of final disposition pay any and all expenses incurred by Executive in connection with any threatened, pending or completed action, suit or proceeding with respect to which Executive may be entitled to indemnification hereunder. Executive's right to indemnification provided herein is not exclusive of any other rights of indemnification to which Executive may be entitled under any bylaw, agreement, vote of shareholders or otherwise, and shall continue beyond the term of this Agreement. The Corporation shall use its best efforts to obtain insurance coverage for the Executive under an insurance policy covering officers and directors of the Corporation against lawsuits, arbitrations or other proceedings, however, nothing herein shall be construed to require the Corporation to obtain such insurance if the Board of Directors of the Corporation determine that such coverage cannot be obtained at a commercially reasonable price.

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

         7. UNAUTHORIZED DISCLOSURE. During the period of his employment hereunder, or at any later time, the Executive shall not, without the written consent of the Board of Directors of the Corporation or a person authorized thereby, knowingly disclose to any person, other than an employee of the Corporation or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of the Corporation, any material confidential information obtained by him while in the employ of the Corporation with respect to any of the Corporation's services, products, improvements, formulas, designs or styles, processes, customers, methods of distribution or any business practices the disclosure of which he knows will be materially damaging to the Corporation; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of authorized disclosure by the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Corporation.

         8.  RESTRICTIVE COVENANT.

         (a) Noncompetition Agreement. The Executive covenants and agrees as follows: the Executive shall not directly or indirectly, within the marketing area of the Corporation (defined as communities within one hundred miles of the Executive's principal assigned work location where the Corporation has an established, active market presence) enter into or engage generally in direct or indirect competition with the Corporation in the business of banking or any banking related business, either as an individual on his own or as a partner or joint venturer, or as a director, officer, shareholder (except as an incidental shareholder), employee or agent for any person, for a period of two years after the date of voluntary termination of his employment, or termination of employment for Cause pursuant to paragraph 9(c) of this Agreement. The

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existence of any immaterial claim or cause of action of the Executive against the Corporation, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Corporation of this covenant. The Executive agrees that any breach of the restrictions set forth in this paragraph will result in irreparable injury to the Corporation for which it shall have no adequate remedy at law and the Corporation shall be entitled to injunctive relief in order to enforce the provisions hereof. In the event that this paragraph shall be determined by any court of competent jurisdiction to be unenforceable in part by reason of it being too great a period of time or covering too great a geographical area, it shall be in full force and effect as to that period of time or geographical area determined to be reasonable by the court.

         Noncompetition restrictions in this paragraph are null in the event or any termination of employment related to a Change of Control in the ownership of the Corporation.

         (b) Return of Materials. Upon termination of employment with the Corporation, the Executive shall promptly deliver to the Corporation all correspondence, manuals, letters, notes, notebooks, reports and any other documents or tangible items containing or constituting confidential information about the business of the Corporation.

         (c) Nonsolicitation of Employees. The Executive agrees not to entice or solicit, directly or indirectly, any employee of the Corporation to leave the employ of the Corporation to work with the Executive or the entity with which the Executive has affiliated for a period of two years following the Executive's termination of employment with the Corporation. The Executive agrees that any breach of the restrictions set forth in this paragraph will result in irreparable injury to the Corporation for which it shall have no meaningful remedy in law and the Corporation shall be entitled to injunctive relief in order to enforce the provisions hereof. Upon obtaining such injunction, the Corporation may pursue reimbursement from the Executive and/or the Executive's employer of costs incurred in securing a qualified replacement for the employee enticed away from the Corporation by the Executive. Further, the Corporation may seek reimbursement from the Executive of severance payments made to the Executive by the Corporation following termination of employment with the Corporation.

         9. TERMINATION.

         (a) The Executive's employment hereunder shall terminate upon his death.

         (b) If the Executive becomes permanently disabled, this Agreement may be terminated at the election of the Company upon a determination by the Board of Directors of the Company, with concurrence from the Executive's personal physician and physicians appointed by the Company, that the Executive will be unable, by reason of physical or mental incapacity, to perform the reasonably expected duties assigned to him pursuant to this Agreement for a period longer than six consecutive months or more than nine months in any consecutive twelve-month period. The Board of Directors shall give due consideration to, among such other factors as it deems appropriate to the best interests of the Company, the opinion of the Executive's personal physician or physicians and the opinion of any physician or physicians selected by the Board of Directors for these purposes. The Executive shall submit to examination by any physician or physicians so selected by the Board of Directors, and shall otherwise cooperate with the Board of Directors in making the determination contemplated hereunder (such cooperation to include, without limitation, consenting to the release of information by any such physician(s) to the Board of Directors). Such termination shall be without prejudice to any right the Executive has under (1) the disability insurance program referred to in paragraphs 5 (a)(i), (2) life insurance premiums referred to in paragraph 5(a)(iii) and (3) health insurance coverage comparable to the coverage provided from time to time for key executive officers of F.N.B., unless and until the

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Executive shall have accepted other employment in which health insurance coverage is available to him at the cost of his new employer.

         (c) The Corporation may terminate the Executive's employment hereunder for Cause. The occurrence of any of the following events or circumstances shall constitute "cause" for termination, at the election of the Board of Directors of the Company, of the term of employment of the Executive under this Agreement, to wit:

         (i) the Executive shall voluntarily resign as a director, officer or employee of the Company or any significant subsidiary without approval of the Board of Directors of the Company for reasons other than a breach of this Agreement in any material respect by the Company which has not been cured within 30 calendar days after the Company's receipt of written notice of such breach from the Executive;

         (ii) the perpetration of defalcations by the Executive involving the Company or any of its affiliates, as established by certified public accountants employed by the Company, or willful, reckless or grossly negligent conduct of the Executive entailing a substantial violation of any material provision of the laws, rules, regulations or orders of any governmental agency applicable to the Company or its subsidiaries;

         (iii) the repeated and deliberate failure by the Executive, after advance written notice to him, to comply with reasonable policies or directives of the Board of Directors;

         (iv) the Executive shall breach this Agreement in any other material respect and fail to cure such breach within 30 calendar days after the Executive receives written notice of such breach from the Company; or

         (v) receipt of a final written directive or order of any governmental body or entity having jurisdiction over the Corporation requiring termination or removal of the Executive as Chief Executive Officer, President or Director of the Corporation;

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provided, however, the inability of the Executive to achieve favorable results of operations for reasons essentially unrelated to the events or circumstances described in paragraphs (i), (ii), (iii) and (iv) hereof shall not be deemed to constitute proper cause for termination hereunder.

         (d) The Corporation may choose not to renew the Executive's contract, without cause or reason. Such termination will require the Corporation to provide the Executive with written notice of nonrenewal at least ninety (90) days prior to the anniversary date of the Agreement. (Using notice of nonrenewal allows the Agreement to expire over the remaining years of the original Agreement.)

         (e) The Executive may terminate his employment for Good Reason. The term "Good Reason" shall mean (i) a reduction in the Executive's rate of compensation as provided in Section 4 hereof and/or a reduction in total cash compensation opportunities, e.g. annual incentive awards under the Corporation's EICP, equity participation awards (except any reductions in compensation which may be applied broadly among all executives because of adverse financial conditions for the Corporation or as part of a restructuring of the Corporation's executive compensation program), or (ii) any Change of Control (as defined herein) for circumstances described in paragraph 10(e) of this Agreement.

         10. PAYMENTS UPON TERMINATION.

         (a) If the Executive's employment shall be terminated because of death or disability, the Corporation shall pay to the Executive or the Executive's designated beneficiary (to the Executive's estate if no beneficiary has been designated) an amount equal to one year's full Annual Direct Salary plus any Annual Direct Salary earned through the date of termination at the rate in effect at the time of termination and any other amounts owing to Executive at the date of termination. The Corporation may elect to pay the Executive, or his designated beneficiary or

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estate, at the end of the fiscal year in which the termination occurred a prorated award under the Corporation's annual incentive pay plan (EICP). Additionally, the Corporation may elect to accelerate vesting of restricted stock, stock option and performance share awards to provide a full or prorated compensation opportunity for the disabled Executive or the deceased Executive's designated beneficiary or estate.

         (b) If the Executive's employment shall be terminated for Cause, the Corporation shall pay the Executive his full Annual Direct Salary through the date of termination at the rate in effect at the time of termination and any other amounts owing to Executive at the date of termination, and the Corporation shall have no further obligations to the Executive under this Agreement.

         (c) If the Executive's employment is terminated by the Corporation (other than pursuant to paragraphs 9(a) or 9(b) or 9(c) or 9(d)), then the Corporation shall pay the Executive his full Annual Direct Salary from the date of notice of termination for the remaining period of the Agreement. In such event, the Executive's benefit under the BRP shall be calculated as if the Executive remained employed by the Corporation until the expiration of the term of this Agreement.

The Corporation shall also maintain in full force and effect, for the continued benefit of the Executive for the full salary continuation period, all employee benefit plans and programs to which the Executive was entitled prior to the date of termination if the Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Executive's participation in any such plan or program is barred, the Executive shall be entitled to receive an amount equal to the annual contribution, payments, credits or allocations made by the Corporation to him, to his account or on his behalf under such plans and programs from which his continued participation is barred, except that if Executive's

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participation in any health, medical, life insurance, or disability plan or program is barred, the Corporation shall obtain and pay for, on Executive's behalf, individual insurance plans, policies or programs which provide to Executive health, medical, life and disability insurance coverage which is equivalent to the insurance coverage to which Executive was entitled prior to the date of termination.

         (d) If termination occurs as a result of expiration of the employment agreement between the Executive and the Corporation, the Executive will not be entitled to receive any severance payments or continuation of benefit coverages, except as provided under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") and any other applicable law. The Executive will be permitted to exercise vested stock options and grants as prescribed in the agreements covering those options and grants.

         (e) Should the Executive initiate a termination of employment because of a reduction in compensation rate or opportunity, as described in 9(e) above, the Executive will receive severance pay, based on his full then-current Annual Direct Salary, and full benefits continuation for the remaining period of the Agreement. The Executive will be permitted to exercise stock options and grants as prescribed in the agreements covering those options and grants.

         (f) If, within twenty-four (24) months following a Change of Control (as defined herein), provided Executive has not attained the age of 62, the Corporation eliminates Executive's position and fails to offer the Executive a comparable position within thirty (30) days, or the Executive terminates employment due to a lessening of job responsibilities or an unacceptable relocation (defined as more than 35 miles from the Executive's prior work site) or for any reason during the thirteen months following the Change of Control, then the Corporation shall make a lump-sum payment to the Executive equal to three times the sum of his then-current Annual Direct Salary and an amount equal to the highest annual bonus award received within the three

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years preceding the year in which termination occurs. The Corporation will also maintain benefit coverages for the Executive as specified in paragraph 10(c) above for a period of thirty-six (36) months. All restricted stock, stock option and performance share awards made to the Executive will become fully vested and the Executive will have any remaining time allowed under the agreements covering those grants to exercise available stock options. Further, the Corporation will provide to the Executive outplacement and career counseling services as may be requested by the Executive; such service costs not to exceed 15% of the Executive's then-current Annual Direct Salary.

         11. GROSS-UP PROVISION. Upon the Executive's termination of employment on account of a Change in Control or as described in Section 9(e) of this Agreement, the Corporation will make a gross up payment to the Executive for all applicable federal, state, and local taxes, including, but not limited to, those taxes imposed under Section 4999 of the Internal Revenue Code of 1986, as amended. The amount of gross up shall be calculated assuming the highest individual marginal tax rate.

         12. DAMAGES FOR BREACH OF CONTRACT. In the event of a breach of this Agreement by either the Corporation or Executive resulting in damages to either party, that party may recover from the party breaching the Agreement any and all damages that may be sustained.

         13. DEFINITION OF CHANGE OF CONTROL. For purposes of this Agreement, the term "Change of Control" shall mean:

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         (a) the acquisition of the beneficial ownership of a majority of the
Corporation's voting securities or all or substantially all of the assets of the Corporation by a single person or entity or a group of affiliated persons or entities, or

         (b) the merger, consolidation or combination of the Corporation with an unaffiliated corporation in which the directors of the Corporation, immediately prior to such merger, consolidation or combination constitute less than a majority of the Board of Directors of the surviving, new or combined entity.

         14. DEFINITION OF DATE OF CHANGE OF CONTROL. For purposes of this Agreement, the Date of Change of Control shall mean:

         (a) the first date on which a single person and/or entity, or group of affiliated persons and/or entities, acquire the beneficial ownership of a majority of the Corporation's voting securities, or

         (b) the date of the transfer of all or substantially all of the Corporation's assets, or

         (c) the date on which a merger, consolidation or combination is consummated, as applicable.

         15. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in the agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to the Executive:            Gary L. Tice
                                         559 15th Avenue South
                                         Naples, Florida 34102

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         If to the Corporation:          F.N.B. Corporation
                                         2150 Goodlette Road North, Box 502
                                         Naples, FL 34102
         Attn:                           Chairman of the Compensation Committee

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         16. SUCCESSORS. This Agreement shall inure to the benefit of and be binding upon the Executive, the Corporation and any successor to the Corporation.

         17. ENFORCEMENT OF SEPARATE PROVISIONS. Should provisions of this Agreement be ruled unenforceable for any reasons, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

         18. AMENDMENT. This Agreement may be amended or cancelled only by mutual agreement of the parties in writing without the consent of any other person and, so long as the Executive lives, no person other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

         19. ARBITRATION. In the event that any disagreement or dispute shall arise between the parties concerning this Agreement, the issue(s) will be submitted to binding arbitration in the City of Naples, Florida pursuant to the rules of the American Arbitration Association. Any award entered shall be final and binding upon the parties hereto and judgment upon the award

                                       17
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may be entered in any court having jurisdiction thereof. Attorneys' fees and administrative court costs associated with such actions shall be paid by the Corporation.

         20. PAYMENT OF MONEY DUE DECEASED EXECUTIVE. If the Executive dies prior the expiration of the term of employment, any moneys that may be due him from the Corporation under this Agreement as of the date of death shall be paid to the executor, administrator, or other personal representative of the Executive's estate.

         21. LAW GOVERNING. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

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         22. ENTIRE AGREEMENT. This Agreement supercedes any and all agreements, either oral or in writing, between the parties with respect to the employment by the Executive by the Corporation, and this Agreement contains all the covenants and agreements between the parties with respect to the employment.

                                           F.N.B. CORPORATION
ATTEST:

/s/ William J. Rundorff               By: /s/ Charles T. Cricks
------------------------------            --------------------------------------
Secretary                                 Chairman of the Compensation Committee

WITNESS:

/s/ William J. Rundorff               By: /s/ Gary L. Tice
------------------------------            --------------------------------------
                                          Gary L. Tice

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